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                                  EXHIBIT 99.2



                                             FOR IMMEDIATE RELEASE
                                             ---------------------

CONTACT:  Chris Weber
         513-621-1300
         or
         Kirk Brewer
         312-466-4042



                    JACOR REPORTS CONTINUED IMPROVEMENTS IN
                    ---------------------------------------
                              BROADCAST CASH FLOW
                              -------------------

CINCINNATI, FEB. 13, 1996 -- JACOR COMMUNICATIONS, INC. (NASDAQ:JCOR), owner and operator of radio stations in seven U.S. markets, today reported a 19 percent increase in broadcast cash flow for the twelve months ended December 31, 1995 and an 18 percent increase in broadcast cash flow for the fourth quarter of 1995.

         Jacor's broadcast cash flow for the 1995 twelve-month period rose 19 percent to $31.6 million from $26.5 million in the same twelve-month period of 1994. Fourth quarter broadcast cash flow rose 18 percent to $9.7 million in 1995 from $8.2 million in the same quarter of 1994. Net revenues for the twelve-month period rose 11 percent to $118.9 million from $107.0 million in the 1994 period. Fourth quarter 1995 net revenues rose 10 percent to $31.7 million from $28.7 million in the 1994 period.

         On a "same station" basis - reflecting results from stations operated in the twelve months of both 1995 and 1994 - Jacor's broadcast cash flow rose 11 percent to $30.5 million for the twelve months of 1995 from $27.4 million in the same period last year. Broadcast cash flow on the "same station" basis for the fourth quarter of 1995 rose 9 percent to $9.1 million from $8.3 million for the fourth quarter of 1994.

         The Company reported net income of $11.0 million or 52 cents per share, during the twelve months of 1995. Results for the same period last year reflected net income of $7.9 million, or 37 cents per share. Net income for
the fourth quarter of 1995 was $3.2 million or 16 cents per share.   Results
for the fourth quarter of 1994 reflected net income of $3.1 million or 14 cents per share.

         Randy Michaels, Jacor president and co-chief operating officer said, "1995 was another strong growth year for Jacor, in spite of
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a weak baseball market due to baseball's continued labor troubles.  1995 was also a year of significant investment spending, mostly within Jacor's current markets. These investments, combined with Jacor's recently announced acquisitions and Telecommunications reform have set up 1996 to be another year of exceptional growth."

         Jacor Communications, Inc., headquartered in Cincinnati, is the nation's eighth largest radio group. The Company plans to pursue growth through continued acquisitions of complementary stations in its existing markets, and radio groups or individual stations with significant presence in the top 25 markets.





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                 JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
   For the three months and twelve months ended December 31, 1995 and 1994
                   (In thousands, except per share amounts)
                                 (UNAUDITED)
                                 -----------


                              Three Months Ended           Twelve Months Ended
                                 December 31,                 December 31,
                              ------------------          ---------------------

                               1995         1994             1995         1994
                              ------       ------           ------       ------
Broadcast revenue            $35,455      $32,091          $133,103     $119,635
  Less agency commissions      3,740        3,372            14,212       12,625
                             -------      -------           -------      -------
    Net revenue               31,715       28,719           118,891      107,010

Broadcast operating expenses  22,049       20,548            87,290       80,468
                             -------      -------           -------      -------

Broadcast cash flow (1)        9,666        8,171            31,601       26,542

Depreciation and amortization  2,700        2,463             9,483        9,698
Corporate general and
  administrative expenses        937          855             3,501        3,361
                             -------      -------           -------      -------

       Operating income        6,029        4,853            18,617       13,483

Interest expense                (851)        (105)           (1,444)        (534)
Other income, net                 37          418             1,092        1,216
                             -------      -------           -------      -------

       Income before
          income taxes         5,215        5,166            18,265       14,165

Income tax expense            (2,018)      (2,099)           (7,300)      (6,313)
                             -------      -------           -------      -------

       Net income            $ 3,197      $ 3,068          $ 10,965     $  7,852
                             =======      =======           =======      =======

Income per common share      $  0.16      $  0.14          $    .52     $   0.37
                             -------      -------           -------      -------

Number of common shares used
  in per share computations   20,244       21,334            20,913       21,409
                             =======      =======           =======      =======
----------------------

(1) Operating income before depreciation and amortization and corporate general and administrative expenses.
